David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, New York 11580
(516) 887-8200
(516) 887-8253

October 16, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:	Pay88, Inc. Form SB-2 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Pay88, Inc. (the "Company") in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale of (i) 3,887,000 shares of common stock, par value $0.001 of the Company which are issued and outstanding and held by persons who are stockholders of the Company (the “Selling Security Holders’ Shares”), and (ii) 4,042,500 shares of common stock of the Company, par value $0.001 that are issuable following the conversion of interest and/or principal of certain Secured Convertible Promissory Notes (the “Notes”) and the exercise of the Class A Warrants and Class B Warrants (together, the ‘Warrants”) (the shares so issuable , collectively, the “Conversion Shares”).

In connection therewith, we have examined the originals, photocopies, certified copies or other evidence of (a) the Articles of Incorporation and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; (d) the signed Notes and Warrants; and (e) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Selling Security Holders’ Shares, which are currently outstanding, are validly issued, fully paid and non-assessable; and

2.
The Conversion Shares that may be issued upon conversion of the Notes and Warrants will be validly issued, fully paid and non-assessable, when issued in accordance with the terms of the Notes and Warrants, as the case may be.

This opinion is limited in all respects to the laws of the State of New York and to the applicable statutory provisions of the Nevada Revised Statutes Law, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other jurisdiction. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance of the Selling Security Holders’ Shares and the Conversion Shares.

Pay88, Inc.
October 16, 2007

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ David Lubin & Associates, PLLC David Lubin & Associates, PLLC